  Exhibit 5.2
Law Offices of Jason H Scott
4691 Torrey Circle
San Diego, CA 92130
Phone: 760.637.5685

LAW OFFICES OF JASON H SCOTT

Jason Scott*	jason@shareaway.com

September 26, 2018

Board of Directors
Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211

Level Brands, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Level Brands, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company on or about the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (i) up to of $6,900,000 worth of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) a warrant to purchase up to $225,000 worth of shares of Common Stock (the “Warrant”) and (iii) up to $225,000 worth of shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares” and collectively with the Shares and the Warrant, the “Securities”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, I have examined the Registration Statement, including the exhibits being filed therewith or incorporated by reference therein. In addition, I have examined and relied upon the following:

(i)
the Articles of Incorporation of the Company., as amended to date;

(ii)
the By-laws of the Company;

*Licensed to practice in North Carolina and New York only

Level Brands, Inc.
September 26, 2018

(iii)
the resolutions of the Board of Directors of the Company authorizing the issuance and sale of the Shares pursuant to the terms of the Registration Statement, including to establish the sale price of the Shares;

(iv)
the form of Representatives Warrant to be entered into by and between the Company and ThinkEquity, a Division of Fordham Financial Management, Inc., the form of which has been filed as Exhibit 4.10 to the Registration Statement (the “Warrant Agreement”);

(v)
the underwriting greement to be entered into by and between the Company and ThinkEquity, a Division of Fordham Financial Management, Inc., as representative of the several underwriters, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); and

(vi)
originals, or copies identified to my satisfaction as being true copies, of such other records, documents and instruments as I have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the (a) internal laws of the State of North Carolina and the North Carolina Business Corporation Act and the (b) internal laws of the State of New York.

Assumptions Underlying Opinion

[a]
Factual Matters. To the extent that I have reviewed and relied upon certificates of the Company or authorized representatives thereof, all of such certificates, representations and assurances are accurate with regard to factual matters.

[b]
Signatures. The signatures of individuals signing the Registration Statement are genuine.

[c]
Authentic and Conforming Documents. All documents submitted to me as originals are authentic, complete and accurate, and all documents submitted to me as copies conform to authentic original documents.

[d]
Registration. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Level Brands, Inc.
September 26, 2018

Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, I am of the opinion that:
(i)
when (a) the Shares have been issued and sold as contemplated by the Registration Statement, and (b) the Company has received the consideration provided for in the Registration Statement, such Shares will be duly authorized, validly issued, fully paid and non-assessable; and

(ii)
when (a) the Warrant has been issued, executed and delivered as contemplated in the Registration Statement, as additional compensation pursuant to the Underwriting Agreement, and (b) such Warrant has been authenticated or countersigned in accordance with the provisions of the Warrant Agreement, such Warrant will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(iii)
the Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

Matters Excluded from Opinions

I express no opinion with respect to the following matters:

(a)
Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Warrant Agreement relating to changes in the organizational control or ownership of the Company, which agreement is contrary to public policy or applicable law.

(b)
Remedies. The enforceability of any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Level Brands, Inc.
September 26, 2018

Qualification and Limitations Applicable to Opinion

The opinions set forth above are subject to the following qualifications and limitations:

(a)
Applicable Law. The opinions are limited to the Applicable Law, and I do not express any opinion concerning any other law.

(b)
Bankruptcy. The opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)
Unenforceability of Certain Provisions. Provisions contained in the Securities which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Securities invalid as a whole.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. The opinion is based on statutes, regulations and administrative and judicial interpretations which are subject to change. I undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/ Jason H. Scott